U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) of the Securities Exchange Act of 1934

KIBUSH CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	57-1218088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o McGee Law Firm LLC

5635 N Scottsdale Rd. Suite 170

Scottsdale, AZ 85250

(Address of principal executive offices)

+61398464288

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act: Common Stock, $0.001 par value

Securities registered pursuant to Section 12(g) of the Exchange Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

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Forward-Looking Statements

Forward-looking statements reflect the current view about future events. When used in this Form 10, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this Form 10 relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions; decreased demand for our products and services; market acceptance of our products and services; the impact of any infringement actions or other litigation brought against us; competition from other companies; our ability to develop our and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry and our operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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Item 1. Description of Business.

Overview

Kibush Capital Corporation ("we", "us", "our", the "Company" or the "Registrant") was incorporated in the State of Nevada on January 5, 2005 under the name Premier Platform Holding Company, Inc. The Company changed its name to Paolo Nevada Enterprises, Inc. on February 4, 2005 and then to David Loren Corporation on January 10, 2006.

On August 18, 2006, the Company completed a merger with Premier Platform Holding Company, Inc., a Colorado corporation.

On July 5, 2013, the Company and Beachwood Capital, LLC, a Nevada limited liability company (“Beachwood Capital”) and the owner of 67,163,048 shares of our common stock and 3,000,0000 shares of our Series A preferred stock (the "Preferred Stock"), consummated the transaction contemplated by the Stock Purchase Agreement as of June 20, 2013 with More Superannuation Fund, an Australian entity (“Buyer”), pursuant to which the Buyer purchased all the shares of common stock and the Preferred Stock from Beachwood Capital, totaling 53% of the outstanding Common Shares and 100% of the outstanding Series A Preferred Shares. The purchase price for the shares was $100,000. As a result of this change in control, the current sole officer and director of the Company is Warren Sheppard.

On August 23, 2013, the Company changed its name to Kibush Capital Corporation.

On October 15, 2013, the Company completed the acquisition of 80% of the common stock of Instacash Pty Ltd., a micro-lender licensed in Australia (“Instacash”), for a purchase price of $500,000 payable by a $500,000 promissory note.  This business unit was discontinued on or about February 28, 2015 in order to focus solely on its mining investments.

On May 26, 2014, the Company completed the acquisition of 49% of the common stock of Aqua Mining Limited, a Papua New Guinea limited company (“Aqua Mining”).  On March 23, 2015, the Company increased its ownership in Aqua Mining PNG Limited from 49% to 90% through contribution to Aqua Mining of the Company’s entire interest in the Koranga Joint Venture. As a result, Kibush’s interest in Aqua Mining increased from 49% to 90%.

On December 10, 2014, the Company completed the acquisition of 50% of the common stock of Angel Jade Pty Ltd., an Australian limited company (“Angel Jade”), in exchange for 14,000,000 shares of our common stock.  Previously, on October 9, 2014, we acquired 2,500,000 shares (approximately 1%) of the common stock of Angel Jade for $25,000 cash.  On March 16, 2015, the Company exercised its option to increase the shareholding in subsidiary Angel Jade from 51% to 70%. We now own approximately a 70% share of the common stock of Angel Jade.

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

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Our Business

Our business is comprised of mining activities through our subsidiaries Aqua Mining and Angel Jade.  Our primary office is located at 7 Sarah Crescent, Templestowe, Victoria 3106, Australia.

On February 14, 2014, we entered into an Assignment and Bill of Sale with Five Arrows Limited (“Five Arrows”) pursuant to which Five Arrows agreed to assign to the Company all of its right, title and interest in two 50 ton per hour trammels, one 35 ton excavator, a warehouse/office, a concrete processing apron feeding to the operations area in the warehouse and four 35 ton per hour particle concentrators for use in our alluvial mining operations.  In consideration therefor, the Company issued 40,000,000 shares of its common stock to Five Arrows. On February 28, 2014, we entered into a joint venture agreement with the holders of alluvial gold mining leases (“Leaseholders”) of Mining Leases ML296-301 and ML278 covering approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for alluvial gold mining operations (“Joint Venture Agreement”).  The leases are located in an area that has been producing gold since 1920. Data from a geophysics survey of the leases conducted by Elliot Geophysics (PNG) Ltd. estimates that there is potentially a resource of more than of 450,000 ounces of gold. The Joint Venture Agreement entitles the leaseholders to 30% and the Company to 70% of net profits from the joint venture.  On May 23rd 2015 this Joint Venture was sold to the subsidiary Aqua Mining (PNG) Ltd. Aqua Mining will manage and carry out the operations at the site, including entering into contracts with third parties and subcontractors (giving priority to the Leaseholders and their relatives and the local community for employment opportunities and spin-off business) at its cost, and all assets, including equipment and structures built on the site, will be the property of the Company.  The Leaseholders and Aqua Mining  will each contribute 1% from their share of net profits to a trust account for landowner and government requirements. For the period ending September 30, 2014 we have incurred expenditure of $208,512 primarily spent on exploration. From October through to December there has been an expenditure of $56,526 on capital equipment and further exploration costs.

The joint venture involves a lease that has supported miners since its discovery in the early 1900’s and has been mined since that time. It has also accommodated operations of varying scales including mechanized mining, the joint venture project only requires confirming depositional extents and gold grade distribution characteristics subsurface before commencing a mining operation. We believe that this project also provides a unique alluvial gold deposit potential in that the gold bearing sequence has thickness exceeding 150m, it is widespread and that the material is all free dig.  Recent mining, between 2008 and 2011, has produced a total of 55,300 cubic meters of ore which was processed to extract 51,000 grams of gold – raw weight (approximately 31kg pure gold) over the three years of operations. Gold production in 2010 averaged 1.97kg per month and in 2011 averaged 2.26kg per month. The overall raw gold grade is 0.92g per cubic meter. Pure gold grade is 0.55g per cubic meter. The Company hopes that this operation will be cash flow positive and profitable within 6 months. If and when successful, the Company may endeavor to undertake additional joint ventures on neighboring leaseholds (8 leaseholds border the area) to capitalize on the infrastructure and equipment we would install at Koranga.

We entered into a memorandum of understanding, dated May 1, 2014 with New Guinea Gold Corporation, for the purchase of New Guinea Gold Ltd., which was terminated by us on May 24, 2014 prior to commencing any transactions contemplated in connection therewith. The Company has no continuing obligations as a result of such termination.

Aqua Mining

Aqua Mining was created to undertake the managerial and operational opportunities that exist within the mining sector of the economy of Papua New Guinea.  The Director Mr. Vincent Appo, has extensive experience and knowledge in this sector and has over the years assembled a vast network of contacts and contractors that will assist the company in their managerial and operational endeavors. From the outset the company is negotiating over 2 alluvial mine sites that will come into operation in the coming months.

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Aqua Mining in the past six months has negotiated and finalized with landowners in the WAU area of PNG, Joint Ventures to develop and commercialize the resources held. These Joint Venture Agreements will form the basis of applications to the Mining Resource Authority in PNG for Mining Licenses. In addition Aqua Mining has been accepted as a developer of AML 694-695; it is estimated that this resource (AML 694/695) together with Koranga will exceed 550,000 ounces.

On or about April 8, 2015, the Company commenced operations on the Alluvial Mining Lease 694/695 via its Subsidiary Aqua Mining PNG Limited. Mr. Vincent Appo, PNG Operations Manager, is overseeing the construction of the required infrastructure which is required for processing to commence.  That work is now complete and the Company is commencing processing on this site. The results from testing indicate that the project can expect .95 grams per cubic meter and for the next three months the Company is forecasting 80 ounces of fine gold processed per month.

On or about April 16, 2015, the Company announced today it has commenced a Jorc/43-101 report on the Mining Lease 694/695 and pending Mining Lease 296/301 held by its subsidiary, Aqua Mining PNG Limited.

Ken Unamba, a member of the Advisory Committee has been nominated to oversee this report. Vincent Appo, PNG Operations Manager, has undertaken substantial testing over the past 12 months on both areas and has enough data as a basis for assessment and review. Mr. Unamba will undertake additional surveys and sampling where necessary to provide further data to finalize the report to Kibush Capital.

Angel Jade

The Company owns 70% of the ordinary shares of Angel Jade Pty Ltd, an Australian company. The assets of Angel Jade are comprised of Exploration License 8104, the area covered is 35 km SE of Tamworth, 300 sq. km in size, 250 km from the port of Newcastle, NSW and accessible by sealed road.  The resource is predominantly jade.  This nephrite jade occurs in the New England Fold Belt, which extends from northeast New South Wales into southeast Queensland. Within the boundaries of the EL there is also a large unmeasured, but potentially valuable rhodonite resource within the tenement.

Angel Jade has identified a 3 tiered exploitation of the jade resource.  The First Tier, finely ground lower quality jade to nano particle sized powder, enabling the jade to release infra-red radiation. These particles can be added to paint, ceramic tiles and to cotton for use in fabrics. The Second Tier, exclusive works of art created by the renowned artist Xie Shen. These carved pieces will weigh between 0.5 and 2 tonnes each, and will be showcased at major Asian Art Galleries. The Third Tier is to establish a premium high end Jade Brand for jewelry and art, to be sold and marketed through respected gallery and jewelry outlets. The current price of jade per kilogram has a spread of $5 to $50 depending on the grade.

The Market

Angel Jade

Nephrite jade is not a common mineral and occurs in nature very rarely and usually in remote locations, hence its prized status and value. It is currently mined in New Zealand, Pakistan, Canada, Russia and Australia. Climatic concerns limit the amount of mining that can be done in Canada and Russia and political extremism is a threat in Pakistan. New Zealand nephrite whilst generally high grade only occurs under the southern alps and glaciers and is usually only of the green variety and found in isolated small pods in small quantities.

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In Australia, nephrite occurs in South Australia near Cowell, in Western Australia near Ninghan in the Murchison region outside of Perth and in New South Wales at the Angel Jade tenements near Tamworth. The Cowell and Ninghan nephrite deposits consist of ‘black’ nephrite mainly and are generally lower grade with small quantities of high-grade commercial saleable material.

The Angel Jade Tamworth occurrences are extensive, ranging along the great NS serpentinite belt of NSW that runs for over 200kms. The nephrite found there ranges in quality and varietal characteristics from classic imperial green, through to blue, black and the much prized ‘mutton fat’ coloration. Angel Jade is better placed than its competitors to be able to successfully continually supply quality and quantity of material to its selected markets.

Aqua Mining

The primary product is Gold and our market price based on the London Metals Exchange Daily Rate. This rate determines a market price for all material sold within the Refinery Market. Outside of that market competition dictates the price available, and that competition has effectively no difference in the quality of the material as it based on a gold percentage. A higher price can be obtained by selling to the spot traders who can distribute the material at lower volumes to industry consumers.

Marketing and Distribution:

Angel Jade

A four pronged distribution approach for our nephrite (jade) has been developed that target: wholesale building suppliers through industry groups and trade shows, wholesale jewelry suppliers in China and SE Asia, direct marketing to the high end art market in China and the Middle East via brokers and producing material suitable for high tech industrial usage such as substrates and insulators through an industry based online campaign targeting research universities, R&D facilities and allied scientific suppliers.

Aqua Mining

As the principal material is gold, the options are to sell either to a refinery and be paid the daily spot rate, or to sell to the jewelry wholesale market. Both of these options exist internally within PNG however the wholesale market is quite small. There is significant options when the material is exported from PNG, again it could be to any refinery within the region and that rate again would be the daily spot rate. The wholesale market outside the country would be significant and there are many opportunities within Australia to sell at a higher than spot rate to that market. There are also a number of parties that would take up the material on a contractual basis, effectively pre selling production.

Competition

The mining industry is acutely competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of exploration stage properties or properties containing gold, jade and other mineral reserves. Many of these companies have greater financial resources, operational experience and technical capabilities than us. It is our goal to find under valued properties and team up with local joint venture partners to streamline our time to market and costs. In PNG in particular we are finding a number of such properties, as the enforcement of the Mining Act has forced traditional landowners to comply with the relevant requirements of the act. Their ability to do so is limited as they do not have the financial, or management resources to comply.

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Raw Materials, Principal Suppliers and Customers

Angel Jade

We are not dependent on any principal suppliers and our raw materials are produced principally through our own mining activities. Our principal customers for our mining activities are wholesale markers in China, SE Asia and the Middle East. A customer base is yet to be established but that will occur over the next 12 months.

Aqua Mining

We are not dependent on any principal suppliers and our raw materials are produced principally through our own mining activities. Our principal customers for our mining activities are Refineries based in PNG. A wholesale customer base is yet to be established but that will occur over the next 12 months, after the company received the appropriate export licenses from the PNG government.

Intellectual Property

Angel Jade

IP is not a large part of the jade business model as we are selling a not unique material through mainly conventional channels. A brand may yet be developed if that will enhance value adding in the supply chain.

Aqua Mining

IP is not a large part of the jade business model as we are selling a not unique material through mainly conventional channels. A brand may yet be developed if that will enhance value adding in the supply chain.

Government Regulations

Alluvial Mining business

We are required to obtain approval from the Investment Promotion Authority of Papua New Guinea to be recognized as a foreign investor either as a corporation in our own right operating in Papua New Guinea or as a majority shareholder in a Papua, New Guinea corporate entity, for our joint venture with the Leaseholders of approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for alluvial gold processing operations.  We are a 90% owner of Aqua Mining [PNG] Limited, a Papua, New Guinea company, for our alluvial mining operations in New Guinea. The appropriate forms have been submitted to the relevant government departments to qualify us as a recognized foreign investor.  We are currently awaiting final approval from the Environment Department of Papua New Guinea, in relation to the Mining Lease as granted by the Mining Advisory Committee on April 23 2015. This approval will allow for mechanized processing for a period of 20 years.

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As we are using a non-mechanized process, EL 694.695, we are not required to obtain approval and we are currently not regulated by the New Guinea Mining Resources Authority. We will make application to the New Guinea Mining Resources Authority for Alluvial Mining Leases which will allow for mechanized processing.

Angel Jade

The mining industry in Australia is governed by Federal Government law but administered by the States. Angel Jade tenements are administered and regulated by the NSW Department of Trade and Industry (DTI). Its principal field office for the mining sector is located in Maitland, approx. 250kms from Tamworth. To maintain the company’s tenements in good order and standing with the DTI, an Annual Report must be lodged every year detailing all works to date and monies expended toward same. An environmental bond is also held by the DTI to ensure compliance and remediation on vacation of the tenement.

Angel Jade currently holds an Exploration License, EL8104, which requires renewal every two years. Current date of renewal is June 30, 2015. Renewal is usually only withheld where there have been serious compliance issues. During the course of the exploration program, the company may elect to apply for one or more mining leases within the boundaries of its EL. This would be subject to satisfactory interpretation of geological data suggesting a commercial mining operation would be viable and could be established with some certainty. Indications at this time are that there are at least two areas which will interest the company immediately. Mining Lease applications must be approved or denied by the DTI with within 45 days of lodgment by law. The company may also decide to extend the boundaries of its current EL, relinquish part of the EL, or apply for more ELs in different prospective locations.

In Australia, we need government approval for mechanised processing. Upon approval of an AML licence we will be restricted to 50,000 tonnes of processing per year, and our mining activities would be restricted to a 5 hectare area at any one time. We believe the prospects for approval of an AML license are high as we have been working with the government body to identify and address the areas of concern with the application. We must report monthly to the Mining Resource Authority and comply with the terms of the agreements with the landowners, and community.

Aqua Mining

We are required to obtain approval from the Investment Promotion Authority of Papua New Guinea to be recognized as a foreign investor either as a corporation in our own right operating in Papua New Guinea or as a majority shareholder in a Papua, New Guinea corporate entity, for our joint venture with the Leaseholders of approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for alluvial gold processing operations.  We are a 90% owner of Aqua Mining [PNG] Limited, a Papua, New Guinea company, for our alluvial mining operations in New Guinea. The appropriate forms have been submitted to the relevant government departments to qualify us as a recognized foreign investor.  The application for mechanized processing with the New Guinea Mining Resources Authority has been accepted awaiting approval from the Department of Environment and Conservation.

Environmental Regulations:

Angel Jade

Environmental issues and compliance are administered by the NSW EPA. The proposed mining activity and processing by Angel Jade will not involve the use of any chemicals, hence the key areas of concern to the EPA will be in the areas of soil erosion, flora and fauna, water monitoring and effective remediation. The EPA can issue non compliance notices that in the case of serious breaches may jeopardize the tenement’s standing. However, this is considered a low risk for this style of mining where no chemicals are utilized and the mining activity is near surface.

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Aqua Mining

As we are making application under an Alluvial Mining Lease we must comply with the provisions of the Mining Act pertaining to Environmental requirements. Once operational, we will be subject to applicable environmental legislation including specific site conditions attached to the mining tenements imposed by the PNG Government Department of Environment and Conservation (“DEC”), the terms and conditions of operating licenses issued by the PNG Mineral Resources Authority (“MRA”) and DEC, and the environment permits for water extraction and waste discharge issued by DEC. In the fourth quarter of fiscal 2014, the PNG Parliament approved the change of the Department of Environment and Conservation to the Conservation Environment Protection Authority and this change is expected to be completed in early 2015.

Employees

As of May 27, 2015, the Company has 17 full time employees.

Item 1A. Risk Factors

Risk Related to Our Company and Business

We will require additional funds in the future to achieve our current business strategy and our inability to obtain funding will cause our business to fail.

We will need to raise additional funds through public or private debt or equity sales in order to fund our future operations. These financings may not be available when needed. Even if these financings are available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our current business plan and as a result, could require us to diminish or suspend our operations and possibly cease our existence.

Our ability to continue as a going concern is dependent on our ability to commence operations.

We were a development stage company. Our independent auditor has expressed substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to commence a commercially viable operation and to achieve profitability. Our auditor’s report in our financial statements for the fiscal year ended September 30, 2014 contains a going concern opinion. We had a net loss of $1,635,234 for our year ended September 30, 2014, an accumulated deficit of $1,225,051 as of September 30, 2014 and insufficient cash resources to meet our business objectives. These factors raise substantial doubt about our ability to continue as a going concern. Management continues to actively seek additional sources of capital to fund current and future operations. There are no assurances that we will be successful in raising additional capital or successfully develop our business.

We are a development stage company and have generated no revenues to date.

We have generated no revenues from operations to date, and we have nominal assets. Although we were incorporated in 2005, our lack of operating history in our current businesses makes it difficult to evaluate our business. We face all of the risks inherent in a new business with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. Accordingly, we expect to incur substantial operating losses. We cannot assure you that we will be able to generate revenues or profits from operation of our business or that we will be able to generate or sustain profitability in the future.

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We expect losses in the future because we have no revenue to offset losses.

As reflected in our financial statements filed in this Form 10, we are in the development stage. We have operated at a loss since inception.  As we have no current revenue, we are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with the development and implementation of our business plan. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We do not expect positive cash flow from operations in the near term. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be required to scale back or curtail exploration operations.

We do not expect positive cash flow from operations in the near term. In particular, additional capital may be required in the event that exploration and completion costs for our properties increase beyond our expectations. We will depend almost exclusively on outside capital to pay for the acquisition and continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. We can provide no assurances that any financing will be successfully completed. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be required to scale back or curtail operations for our business.

We will require additional funds which we plan to raise through the sales of our common stock.

We anticipate that our current cash will not be sufficient to complete our planned exploration program and acquisition of properties. Subsequent acquisition and exploration activities will require additional funding. Our only present means of funding is through the sale of our common stock and common stock equivalents. The sale of common stock requires favorable market conditions for exploration companies like ours, as well as specific interest in our stock. If we are unable to raise additional funds in the future, our business will need to be curtailed.

The exploration and mining industry is highly competitive.

We face significant competition in our business of exploration and mining, a business in which we will compete with other resource exploration and development companies for financing and for the acquisition of new properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mining properties of merit, and they may spend more on extraction and processing for their properties. In addition, they may be able to afford greater geological expertise in the targeting and exploitation of properties. This competition could result in competitors having properties of greater quality and interest to prospective investors who may finance additional mining activities. This competition could adversely impact on our ability to finance further acquisitions and to achieve the financing necessary for us to develop existing properties.

Mining operations in general involve a high degree of risk, which we may be unable, or may not choose to insure against, making exploration and/or development activities we may pursue subject to potential legal liability for certain claims.

Our operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of minerals. These include unusual and unexpected geological formations, rock falls, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although we plan to take adequate precautions to minimize these risks, and risks associated with equipment failure or failure of retaining dams which may result in environmental pollution, there can be no assurance that even with our precautions, damage or loss will not occur and that we will not be subject to liability which will have a material adverse effect on our business, results of operation and financial condition.

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Weather interruptions in New Guinea may affect and delay our exploration operations.

The weather is a hot and humid tropical wet and dry climate according to the Köppen climate classification system. Despite being located relatively close to the equator, the area has distinct wet and dry seasons. Wet seasons in Papua New Guinea cover a substantial portion of the year, running from December through March.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We are completely dependent on the services of our executive officer, Warren Sheppard. If we should lose his services before we are able to engage and retain qualified employees or consultants to execute our business plan, we may not be able to continue with our business.

The Company’s operations and business strategy are completely dependent upon the knowledge and business contacts of Warren Sheppard, our chief executive officer. We have an employment agreement in place with Mr. Sheppard. However, if he should choose to leave us for any reason before we have hired a suitable replacement, our operations may fail.

Our Chief Executive Officer, through an affiliate, owns a controlling interest in our voting stock. Therefore investors will not have any voice in our management, which could result in decisions adverse to our other stockholders’ interest.

Our Chief Executive Officer beneficially owns or has the right to vote approximately 94.4% of our outstanding common stock, which includes 3,298,503 shares held by More Superannuation Fund (“More”) of which Mr. Sheppard is co-trustee and co-member and shares voting and investment power of the shares held by More, 3,001,702 shares authorized by the Company to be issued pursuant to Mr. Sheppard’s employment agreement through September 30, 2014 and 50,000,000 shares held by Five Arrows of which Mr. Sheppard is the sole owner. Mr. Sheppard also has shared voting and investment power over 3,000,000 shares of Preferred Stock held by More Superannuation Fund. Each share of Preferred Stock has voting rights to 20 shares of common stock. Mr. Sheppard may also be entitled pursuant to his employment agreement with the Company should the Company have insufficient funds to pay Mr. Sheppard’s salary, to shares of common stock in an amount equal to three times the amount of unpaid base salary and shares in the amount of $150,000 upon the acquisition of a subsidiary or business valued at greater than $1,000,000 as a bonus. As a result, he will have the ability to control substantially all matters submitted to our stockholders for approval including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our Articles of Incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of his ownership and positions, our director and executive officer is able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our director and executive officer could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in our company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

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Our success is dependent on our ability to realize and process alluvial gold deposits.

We hope to generate revenues from alluvial gold processing from our leased properties located in New Guinea. We cannot guarantee that we will ever be successful in doing this. It is not possible for us to predict the future level of gold processing, if any, or if we will be able to effectuate our business plan. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

Our success is dependent on our ability to realize and process alluvial nephrite (jade) deposits.

We hope to generate revenues from alluvial nephrite processing from our leased properties located in Australia. We cannot guarantee that we will ever be successful in doing this. It is not possible for us to predict the future level of nephrite processing, if any, or if we will be able to effectuate our business plan. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

We must obtain approval as a foreign investor in New Guinea.

We are required to obtain approval from the Investment Promotion Authority of Papua New Guinea to be recognized as a foreign investor either as a corporation in our own right operating in Papua New Guinea or as a majority shareholder in a Papua New Guinea corporate entity for our joint venture with the Leaseholders of approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for alluvial gold processing operations.  We are a 90% owner of Aqua Mining [PNG] Limited, a Papua, New Guinea company, for our alluvial mining operations in New Guinea. The appropriate forms have been submitted to the relevant government departments to qualify us as a recognized foreign investor. If we do not obtain approval our joint venture operations could be at risk.

We must obtain final approval from the Environment Department of Papua New Guinea.

Even thought our Mining Lease was granted by the Mining Advisory Committee on April 23 2015 based upon recommendation the Environmental Department, we are still awaiting full sign off by the Environmental Department.  A failure to obtain the requisite environmental permits in PNG could have a substantial adverse effect on the Company.

Renewal of government approval in Australia

Angel Jade currently holds an Exploration License, EL8104, which requires renewal every two years. Current date of renewal is June 30, 2015. There is a risk that the government fails to renew the license if there are compliance issues or other areas of concern. There is also a risk that the government will fail to approve new mining leases for the Company. Furthermore, any failure by the Company to meet the requirements of the NSW EPA may jeopardize the tenement’s standing.

If the price of gold drops, our ability to continue production may be adversely affected.

Although geology studies, both current and past, as well as historical data from prior mining indicates there are commercial grades of gold to be processed, if the London Metal Exchange Spot Price for gold drops, the cost of extraction may not allow sufficient margin to maintain production and our alluvial mining business would have to be curtailed.

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If the price of jade or other minerals drop, our ability to continue production of such items may be adversely affected.

Although geology studies, both current and past, as well as historical data from prior mining indicates there are commercial grades of jade and other minerals to be processed, if the market price for jade or such other minerals drops, the cost of extraction and/or processing may not allow sufficient margin to maintain production and our alluvial mining business for such products would have to be curtailed.

Our operations will be subject to applicable law and government regulation. These laws and regulations could restrict or prohibit our alluvial processing business.

Our operations require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits or approvals required for our proposed business subject to the Joint Venture Agreement. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned business activities. If we cannot accomplish these objectives, we will not be able to effectuate our business goals.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions.

Since our joint venture is located in a third world country, we are subject to additional risks.

The Company is undertaking mining ventures in Papua, New Guinea, a third world country. As such, it is possible that the political environment could become unstable and a foreign operation such as our proposed one could be adversely affected by government expropriation, the inability to secure needed government permits and cooperation, and a condition not physically safe for foreign laborers or management. If any of these situations would occur, we would have to suspend operations in New Guinea, which would prevent us from our alluvial mining activities.

RISKS RELATING TO OUR COMMON STOCK

We may in the future issue additional shares of our common stock which may have a dilutive effect on our stockholders.

Our Articles of Incorporation authorizes the issuance of 500,000,000,000 shares of common stock of which 59,397,485 shares of common stock are issued and outstanding as of February 1, 2015 and an additional 3,001,702 shares of common stock are authorized for issuance to Warren Sheppard pursuant to his employment agreement. The future issuance of our common stock and/or preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock. In addition, 1,050,000 shares are issuable upon the conversion of a convertible debenture, assuming a conversion price of $0.30 which represents a conversion price of 50% of the average closing bid price of our common stock for the 10 business days prior to the conversion date to our sole director and officer, Warren Sheppard. Also, pursuant to his employment agreement with the Company, should the Company have insufficient funds to pay Mr. Sheppard’s salary, Mr. Sheppard is entitled to be paid in shares of common stock of the Company in an amount equal to three times the amount of unpaid base salary and shall be entitled to a bonus to be paid in shares of common stock in the amount equal to $150,000 upon the acquisition of a subsidiary or business valued at greater than $1,000,000. Such stock issuances will cause stockholders' interests in our company to be diluted. Such dilution will negatively affect the value of investors’ shares.

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We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorizes us to issue up to 50,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Series A Preferred Stock and 3,000,000 shares of Series A Preferred stock are issued and outstanding as of July 17, 2014. Our board of directors will have the authority to fix and determine the relative rights and preferences of preferred stock, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interest in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, such as our Series A Preferred Stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Because we do not intend to pay any cash dividends on our shares of common stock, our shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

We may be exposed to potential risks resulting from requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

If we become registered with the SEC, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will be higher if our business volume and activity increases. As a result, we may not have sufficient funds to grow our operations.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

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We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Since we have elected under Section 107 of the JOBS Act to use the extended transition period with respect to complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates making it more difficult for an investor to compare our results with other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 102(b)(2)(B) of the Act for complying with new or revised accounting standards. In other words, as an emerging growth company we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Our common stock is considered penny stock.

Our common stock is classified as a penny stock, which is quoted on the OTCQB Market. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock. In addition, the “penny stock” rules adopted by the Securities and Exchange Commission subject the sale of the shares of the common stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission’s rules may result in the limitation of the number of potential purchasers of the shares of the common stock. In addition, the additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market of the Company’s common stock.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements contained in this Form 10, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of our company and the products and services we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also forward-looking statements which involve risks and uncertainties and assumptions. Because forward-looking statements are inherently subject to risks and uncertainties, our actual results may differ materially from the results discussed in the forward-looking statements. The following discussion and analysis of financial condition and results of operations of the Company is based upon, and should be read in conjunction with, the audited financial statements and related notes elsewhere in this Form 10.

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Overview

Until 2013 we were engaged in the design, production and wholesale merchandising of quality women's and men's apparel, and home furnishings. Since then our business operations are conducted through our wholly-owned subsidiaries. Our business consists of a jade mining venture in Australia and an alluvial gold mining venture in Papua, New Guinea.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Plan of Operations

The Company’s current strategy is to engage in mining activities.  We are currently focused on building its management team. The Company hopes to undertake a number of additional mining projects so the cost of the team could be amortized over a number of cost centers. We believe that this team would enable the Company to consider operations in various geographical locations in addition to Papua New Guinea. For example, there are a number of projects that we have identified that would flow from our involvement in our mining joint venture in Papua New Guinea. Under the terms of our joint venture we are able to supply food, clothing, housing and medical supplies which we would hope to be able to service not only our requirements in the region but to expand and supply other markets within that region. We believe that there may be other opportunities that would evolve from our presence in Papua, New Guinea if we have an infrastructure to capitalize on those opportunities. We currently believe that we will need $2,000,000 over the next 12 months to develop plans for our business.

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We have commenced taking sellable samples from the area covered by the Angel Jade License. This material need to be graded and from that we will be preparing web sites to show potential customers the quality and quantity that is available. We have identified possible customers in Asia and will be making the appropriate representations to them on the available material.

Results of Operations

For the year ended September 30, 2014 and September 30, 2013

Revenues

The Company had no revenue for the years ended September 30, 2014 and September 30, 2013. Revenue from all prior years was written off by the Company.

Operating expenses

The Company had operating expenses of $818,588 for the year ended September 30, 2014 consisting of general and administrative expenses, as compared with operating expenses of $125,230 for the year ended September 30, 2013 consisting of research and development of $31,408 and general and administrative expenses of $93,822. The increase of $693,358 was attributable in part to the establishment of our mining license in PNG and additional administrative expense.

Net Loss

The Company had a net operating loss of $818,588 for the year ended September 30, 2014 compared with a net operating loss of $125,230 for the one-year period ended September 30, 2013. The increase of $693,358 was primarily attributable to the establishment of our mining license in PNG and additional administrative expense.

Operating Activities

Net cash used in operating activities was $193,239 for the year ended September 30, 2014 compared to net cash used in operating activities of $28,622 for the year ended September 30, 2013. The increase of $164,617 was a result mainly from in part to the establishment of our mining license in PNG and additional administrative expense.

Investing Activities

Net cash used in investing activities was $92,586 for the year ended September 30, 2014 compared to $0 for the year ended September 30, 2013. This increase resulted from the acquisition of Instacash which is no longer operated by the Company.

Financing Activities

Net cash provided by financing activities was $33,920 for the year ended September 30, 2014 compared to $22,255 for the year ended September 30, 2013.  The increase of $17,665 was mainly due to general expenditures. Net cash provided by financing activities was $6,719,383 for the period from inception through September 30, 2014, which was mainly from the issuance of common stock and proceeds from the issuance of convertible notes payable.

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Liquidity and Capital Resources

As of September 30, 2014, the Company had total current assets of $236,280 and total current liabilities of $1,745,730 resulting in a working capital deficit of $1,509,450. As of December 31, 2013, the Company had total current assets of $1,035 and total current liabilities of $92,327 resulting in a working capital deficit of $91,292. The increase in working capital deficit arose mainly due to increase in loans owing to related parties, who provided advances to the Company for working capital purposes. The Company had cash as of September 30, 2014 of $110,152. The Company intends to fund its operations through the sale of its equity securities. However, there can be no assurance that the Company will be successful doing so. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.  We currently believe that the Company will need approximately $2,000,000 over the next 12 months to implement our desired expansion of mining activities.

Interim Period: For the six months ended March 31, 2015 and March 31, 2014

Revenues

The Company had no revenue for the six months ended March 31, 2015 and March 31, 2014.  Revenue from all prior years was written off by the Company.

Operating expenses

The Company had operating expenses of $215,538 for the six months ended March 31, 2015 consisting of general and administrative expenses, as compared with operating expenses of $321,239 for the six months ended March 31, 2014 consisting of general and administrative expenses. The decrease of $105,701 was attributable in part to the discontinuing of the investment in the Company’s subsidiary Instacash.

Net Loss

The Company had a net operating loss of $859,009, for the six months ended March 31, 2015 compared with a net operating loss of $321,996 for the for the six months ended March 31, 2014. The increase of $537,013 was primarily attributable to interest expense of $301,065 arising from the derivative expenses from the convertible notes.

Going Concern

The Company is in the development stage and has insufficient revenues to cover its operating costs. As of September 30, 2014, the Company had an accumulated deficit of $10,225,051 and a working capital deficiency and insufficient cash resources to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and the results of operations are based upon the consolidated financial statements included in this Form 10 and the data used to prepare them. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and management is required to make judgments, estimates and assumptions in the course of such preparation. The Summary of Significant Accounting Policies included with the consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. On an ongoing basis, the Company re-evaluates its judgments, estimates and assumptions, including those related to revenue recognition, product warranties, accounts receivable and allowance for doubtful accounts, valuation of inventories, income taxes and valuation allowance on deferred tax assets, and share based compensation. The Company bases its judgment and estimates on historical experience, knowledge of current conditions, and its beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. Management has identified the following as the Company’s critical accounting policies:

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Goodwill

Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired, including intangible assets, and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

Goodwill is not amortized, instead it is tested for impairment annually by applying fair value based tests or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The goodwill impairment test consists of a two-step process. In step one the estimated fair value of a reporting unit is compared to its carrying value. Step two is required only if the estimated fair value is less than the carrying value. In step two the actual amount of the goodwill impairment is calculated by comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Beneficial Conversion Features of Debentures

In accordance with FASB ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, we recognize the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert his debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of debentures and related accruing interest is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of service has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

Non-Controlling Interests

A non-controlling interest in a subsidiary is an ownership interest in a consolidated entity that is reported as equity in the consolidated financial statements and separate from the Company’s equity. In addition, net income/(loss) attributable to non-controlling interests is reported separately from net income attributable to the Company in the consolidated financial statements. The Company’s consolidated statements present the full amount of assets, liabilities, income and expenses of all of our consolidated subsidiaries, with a partially offsetting amount shown in non-controlling interests for the portion of these assets and liabilities that are not controlled by us.

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Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Future tax benefits are subject to a valuation allowance when management is unable to conclude that its deferred tax assets will more likely than not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers both positive and negative evidence and tax planning strategies in making this assessment.

The Company considers all tax positions recognized in the consolidated financial statements for the likelihood of realization. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amounts of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above, if any, would be reflected as unrecognized tax benefits, as applicable, in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits as a component of the provision for income taxes in the consolidated statements of operations.

Loss per Share

The Company computes net loss per share in accordance with ASC 260, "Earnings Per Share" ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible promissory notes.

Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses earned by the joint venture. Our ownership interests in our joint venture has increased from 49% to 90%. In determining whether or not we must consolidate joint ventures where we are the managing member of the joint venture, we assess whether the other partners have specific rights to overcome the presumption of control by us as the manager of the joint venture. In most cases, the presumption is overcome because the joint venture agreements require that both partners agree on establishing the significant operating and capital decisions of the partnership, including budgets, in the ordinary course of business.  The evaluation of whether or not we control a venture can require significant judgment. In accordance with ASC 323-10, “Investments - Equity Method and Joint Ventures - Overall”, we assess our investments in unconsolidated joint ventures for recoverability, and if it is determined that a loss in value of the investment below its carrying amount is other than temporary, we write down the investment to its fair value. We evaluate our equity investments for impairment based on the joint venture’s projected cash flows. This process requires significant management judgment and estimates. We had a significate write-down with regard to our Instacash subsidiary in September of 2014. The total amount of that write-down was $107,353.

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Item 3. Properties

The Company does not lease any properties or facilities. We own a building (which was assigned to us by Five Arrows) consisting of 1,200 square feet of office and warehouse space on property owned by James Koitamara located on mining lease ML297 in New Guinea. The Company has been provided office space by its corporate counsel. Management has determined that this space is adequate for its current and immediate foreseeable operating needs. Counsel does not charge the Company for this space.

Papua, New Guinea:

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Description and Location of the Leases

The titles are held by the landowners who were given the property covered by the mining leases by the Papua, New Guinea government from 1966 to 1968. The alluvial mining licenses on those titles are:

ML296

ML297

ML298

ML299

ML300

ML301

ML278

Our Joint Venture Agreement is with each of the Leaseholders to manage and finance the operations of each mining license. We do not have a lease or license or any right to acquire a lease or license for the Koranga leases.

Exploration History

The historic alluvial mining operation was undertaken by New Guinea Gold Ltd. from 1935 to 1942, by Koranga Aluvial Mining Ltd. from 1943 to 1944, and by Koranga Westland Ltd. from 2008 to 2011. Koranga Westland Ltd.’s results were follows:

The operations included day and night shifts each day. Available production data collected over two years is shows the following:

1. An average of 75 cubic meters of materials was processed per shift. However, records from Koranga Westland Ltd. show that without breakdowns, 130-50 cubic meters could be processed in a shift period.

2. The gold grade of the material ranges between 0.1g and 5 grams per cubic meter and averages around 0.6grams per cubic meter. Raw weight is around 0.92grams per cubic meter.

3. Fineness of the alluvial gold from the lease area is between 58% and 65%, and at times higher.

4. A total of 55,300 cubic meters of ore was processed to extract 51,000 grams of gold – raw weight (approximately 31kg pure gold) over the two years of operations, during the period of operations from 2008 to 2011.

5. The ore material is comprised both of conglomerates and interbedded conglomerate, siltstone, sandstone and mudstones.

6. The ores are rare to weakly lithified, free digging, poorly consolidated with rock clasts dislodging easily.

7. Only sluice boxes were used to capture the concentrates. The recovery was 80% during the period of operations from 2008 to 2011.

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All production data was recorded in a computer on site. A summary of the production data is given in Table 001 below:

Date		Total Loads	Production	Grade (Ave)	Trommels in
From	To	M3	Gold (g)	(g/m3)	Operation

11/27/2009	12/21/2009	311.04	245.6	0.8	Trommel 1
01/01/2010	08/16/2010	10295.2	9136.2	0.9	Trommel 1
08/17/2010	08/31/2010	924.8	2097.1	2.3	Trommel 1
09/01/2010	09/30/2010	1730	3447.2	1.3	Trommel 1
10/01/2010	10/31/2010	2513	2584.8	1.03	Trommel 1
11/01/2010	11/30/2010	4332	2605.3	0.6	Trommel 1
01/01/2011	01/31/2011	1555	2018.6	1.3	Trommel 1
02/01/2011	02/28/2011	2061	915.9	0.45	Trommel 1&2
03/01/2011	03/31/2011	3666	2967.3	0.81	Trommel 1&2
04/01/2011	04/30/2011	4195	4051.4	0.97	Trommel 1&2

Koranga Westland Ltd. ceased production in 2011 due to capital constraints.

The Company does not plan to undertake any exploration and/or development of the property. The property is split by the Koranga creek with sedimentary deposits running through the creek and side walls with visible gold strata’s. The operations will be alluvial mining and to that nature will be open pit. The present condition of the property is an open area with a river running through the centre of the mining leases. There is an inferred resource detail based on the following:

The geophysics (IP/Resistivity) survey conducted indicated average sediment thickness within the lease to be 85m with the thickest section showing 170m. This is the potentially gold bearing sediments’ thickness from the surface to the bedrock.

Using the data interpreted from the geophysics survey and that collected from the mining operations, the mining leases are estimated by Koranga Westland Ltd. to potentially host 21 million cubic meters of ore at 0.6 grams per ton. Although the Company currently has no right to additional leases, it Company believes that two more adjacent leases totaling 11 hectares may be negotiated in the future, which it believes could increase the potential to 31.9 million cubic meters of ore @ 0.6 grams per cubic meter. We believe the potential resource that exists is 615,600 oz of gold.

The equipment used is new, the modernization is basic as the type of mining at this stage is sluice boxes and pressure hoses. The current mining lease only allows for non-mechanized processing. The current cost of equipment is approximately $150,000 and if and when we move to mechanized processing, we estimate the cost of equipment to be in excess of $1,000,000.

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Geology

The tectonic feature that hosts the project site and may have been influential in creating an environment conducive for the alluvial gold deposit is the Bulolo graben. It is bounded on the East and West by sub parallel Northwest trending transfer structures while bounded by Northeast trending transfer structures on the North and South. The Northwest trending structures and the subsidiary fractures have accommodated much of the mineralization and have controlled a series of intrusions. The basement rock of the area is metamorphics, intruded by Miocene granodiorite, and believed to be the source of high fineness gold mineralization in the area. A serious of other intrusions occurred, giving rise to further mineralization which is believed to have contributed to much of the prospects in the project area. These intrusions where associated with volcanism that resulted in blocking off of the Bulolo River and consequently the formation of the gold bearing sequence.

Otibanda Formation

The Otibanda Formation is the target alluvial gold bearing sedimentary sequence. It is a lacustrine sequence that was deposited in a fresh water lake. Mapping shows the apparent thickness of the sequence to be 700m and is alluvial gold bearing. The sequence is comprised of interbedded agglomerates, sandstones, siltstones and intercalated thin mudstone. The deposit is the result of an eruptive volcanism that blocked off the Bulolo River resulting in blockage and setting up of a fresh water lake. All sediments including gold shedding off from the surrounding hills and mountains were deposited into the lake. The enriched sequence is the source of gold for the miners down creek and our target in this project.

Proven or probable reserves have not been established.

The reserve estimate is for both recoverable and in-place material. The anticipated losses resulting from mining methods and beneficiation or preparation are below .6 per cubic meter.

Australia:

We hold a lease on a 300 sq. km mining lease (EL8104) approximately 35 km southeast of Tamworth, Australia. EL8104 contains nephrite jade and other minerals.

25

The current nephrite resource is estimated at 150,000 tonnes, with 25 tonnes currently mined, shipment ready and a further 20 tonnes exposed at the rock face. We are targeting development of 1,000,000 tonne resource over the next 3 years.

Our exploration budget for the Angel Jade project is $2,000,000 as follows:

•	Detailed mapping of EL and new extensions - $250,000
•	Costeaning and trenching on ‘Pitt’ property - $550,000
•	Drill program to explore nephrite intrusion at depth - $1,200,000

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table lists, as of February 1, 2015, the number of our shares of common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our named executive officers and directors; and (iii) all executive officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 56,337,485 shares of common stock issued and outstanding as of February 1, 2015.  Unless indicated otherwise, all addresses below are c/o McGee Law Firm, LLC, 5635 N. Scottsdale Rd., Suite 170, Scottsdale, AZ 85250.

26

Table of Beneficial Ownership of Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class

Five Arrows Limited (1) Suite 201, Rogers Office Building Edwin Wallace Ray Drive, George Hill, Anguilla	50,000,000		88.8%

Cavenagh Capital Corporation (2) Suite #5 Dekk House De Zippora Street Providence Industrial Estate Mahe, Republic of Seychelles	31,189,333	(3)	36.7%

More Superannuation Fund 7 Sarah Crescent Templestowe, VIC 3106 Austraila	3,298,503		5.9%

Regency Capital Corporation (4) Yellowman & Sons Building Off Old Airport Road P.O. Box 170 Grand Truk Turks & Caicos Islands	48,000,000	(5)	46.0%

Laurus Limited (6) DEKK House De Zippora Street Providence Industrial Estate P.O. Box 456 Seychelles	12,000,000	(5)	17.6%

Warren Sheppard, President and Chief Executive Officer and director	56,001,702	(7)	94.4%

Directors and officers as a group (1 person)	56,001,702	(7)	94.4%

_______________

(1)	Richard N. Wilson, Chief Executive Officer of Five Arrows Limited (“Five Arrows”) has sole voting and investment power over the shares held by Five Arrows.
(2)	Richard N. Wilson, director of Cavenagh Capital Corporation (“Cavenagh”), has sole voting and investment power over the shares held by Cavenagh.
(3)	Includes 28,556,000 shares issuable upon the conversion of a convertible promissory note.
(4)	Richard N. Wilson, director of Regency Capital Corporation (“Regency”), has sole voting and investment power over the shares held by Regency
(5)	Represents shares issuable upon the conversion of a convertible promissory note.
(6)	Richard N. Wilson, director of Laurus Limited (“Laurus”), has sole voting and investment power over the shares held by Laurus.
(7)

Represents (i) 3,298,503 shares held by More of which Mr. Sheppard is co-trustee and co-member and shares voting and investment power of the shares held by More; (ii) 3,001,702 shares authorized by the Company to be issued pursuant to Mr. Sheppard’s employment agreement through September 30, 2014 and (iii) 50,000,000 shares held by Five Arrows of which Mr. Sheppard is the sole owner. Excludes 3,000,000 shares of Preferred Stock held by More which is not convertible into shares of common stock but which has voting rights to 20 shares of common. Also excludes any shares of common stock to which Mr. Sheppard may earn after September 30, 2014 pursuant to his employment agreement with the Company; should the Company have insufficient funds to pay Mr. Sheppard’s salary, in an amount equal to three times the amount of unpaid base salary and shares in the amount of $150,000 upon the acquisition of a subsidiary or business valued at greater than $1,000,000 as a bonus.

The Company does not have any change-in-control agreements with its executive officer nor know of any arrangements which may result in a change of control of the Company.

27

Item 5. Directors and Executive Officers

The following table sets forth certain information regarding the sole member of our board of directors and our sole executive officer:

Name	Positions Held with the Company	Age

Warren Sheppard	President, Chief Executive Officer and director	57

Our directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Warren Sheppard has served as our President, Chief Executive Officer and a director since July 5, 2013. Mr. Sheppard has had an Accountancy Practice, primarily tax based in Australia for approximately the last 30 years. In addition Mr. Sheppard also has served in an oversight capacity as Chief Executive Officer of Q6 Pty Ltd., a software development company, from 2005 to date, and in an oversight capacity as Chief Financial Officer of Uniware Pty Ltd., an accounting software company, from 2001 to date; Westvantage Pty Ltd., a software company, from 2011 to date; Xceed Pty Ltd., an internet development company, from 2001 to date; Ozisp Pty Ltd., an internet service provider company, from 2001 to date; and Altius Mining Ltd., a gold exploration mining company from 2008 to 2011, devoting a few hours per month to these entities, none of which compete with the Company.  Mr. Sheppard has served as director of several Australian private companies as well as serving as Trustee of the Australian Aiding Australia Trust, More Superannuation Fund and McMahon Superannuation Fund.  Mr. Sheppard’s accounting background as well as his experience serving as chief executive officer and chief financial officer and director of various Australian private companies led to his appointment to the board of directors.

Mr. Sheppard is not a director in any other U.S. reporting companies nor has he been affiliated with any company that has filed for bankruptcy within the last ten years. The Company is not aware of any proceedings to which he or any of his associates is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions.

Significant Employees

Vincent Appo has been mining manager of the Company since October 2013. Prior thereto, from June 2012 to November 2013, Mr. Appo was the Mine Operations Manager/Acting General Manager for Tolukuma Gold Mines Limited in Papua, New Guinea. Mr. Appo served as Consulting Survey Project Manager for Dempsey Australia Ltd, Papua, New Guinea from May 2011 to December 2011, and Mine Technical Services Manager/Acting Mine General Manager for Tolukuma Gold Mines Limited from January 2011 to July 2011 and for other gold mines in Papua, New Guinea in various positions since 2002. From 1997 to 2002, Mr. Appo was Chief Surveyor for two companies in New Guinea.

28

Item 6. Executive Compensation

The table below sets forth information concerning compensation paid, earned or accrued by our chief executive officer (each a “named executive officer”) for last two fiscal years. Warren Sheppard earned executive compensation of $700,000 during the fiscal year ended September 30, 2014, as described in footnote (1) below. No other executive officer compensation was earned during that period. No executive officer earned compensation in excess of $100,000 during fiscal year ended September 30, 2013.

SUMMARY COMPENSATION TABLE

Name and				Stock	Option	Non-Equity Incentive Plan	Nonqualified Deferred Compensation	All Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Warren Sheppard	2014	0	0	0	0	0	0	$550,000 (1)	0
President, Chief Executive Officer	2013	0	0	0	0	0	0	0	0

David Cohen, former	2014	0	0	0	0	0	0	0	0
President, Chief Executive Officer (2)	2013	0	0	0	0	0	0	0	0

________________

(1)

Mr. Sheppard earned a salary of $250,000 during the fiscal year ended September 30, 2014.  He also earned bonuses equal to $300,000 during such time period.  These earning were not paid to Mr. Sheppard, rather a convertible note was issued allowing Mr. Sheppard to convert the note into shares of the Company.  The issuance of said shares was authorized by the Company on December 10, 2014, but the shares were note issued until April  29th 2015.

(2)	Mr. Cohen resigned as President and Chief Executive Officer of the Company on July 5, 2013.

Employment Agreement

We entered into an employment agreement, dated October 1, 2013, with Warren Sheppard to serve as our President and as a director. The initial term of the agreement is five years, which term shall automatically be renewed for additional two-year periods, unless the Company shall notify Mr. Sheppard at least 90 days prior to the expiration of the then current term or its desire not to renew the agreement. Mr. Sheppard shall receive an annual base salary of $250,000 which shall not be decreased except in connection with the reduction of the salaries of all executives of the Company. If the Company does not have sufficient funds to pay Mr. Sheppard’s salary, he shall be paid in common stock of the Company in an amount equal to three times the amount of unpaid base salary. In addition, Mr. Sheppard shall be entitled to a bonus in the amount of $150,000 to be payable in common stock of the Company, upon the acquisition of a subsidiary or business valued at greater than $1,000,000. In the event Mr. Sheppard employment is terminated for whatever reason, he will be entitled to salary and benefits that have accrued prior to the date of termination. There are no provisions for severance payments upon termination in the agreement. Mr. Sheppard is subject to a non-solicitation prohibition for two years after his termination of employment with the Company.

29

Outstanding Equity Awards

Our officers and directors do not have unexercised options, stock that has not vested, or equity awards. There were no outstanding equity awards to our named executive officers at September 30, 2013.

Compensation of Directors

No compensation has been paid to our directors in consideration for their services rendered in their capacities as directors in fiscal 2013 or 2014.

We do not currently have Board committees, including an audit committee.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

Except as described below, there were no transactions with any executive officers, directors, 5% stockholders and their families and affiliates since October 1, 2012.

On December 10, 2014, the Company authorized the issuance of 3,001,702 shares of common stock to Warren Sheppard pursuant to the employment contract between the Company and Mr. Sheppard.

On March 31, 2014, the Company issued a $157,500 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

On July 5, 2013, the Company and Beachwood Capital and the owner of 67,163,048 shares of our common stock and 3,000,000 shares of our Preferred Stock, consummated the transaction contemplated by the Stock Purchase Agreement as of June 20, 2013 with More Superannuation Fund pursuant to which the Buyer purchased all the shares of common stock and the Preferred Stock from Beachwood Capital. The purchase price for the shares was $100,000. As a result of this change in control, the current sole officer and director of the Company is Warren Sheppard.

On October 23, 2013 the Company issued 10,000,000 shares to Five Arrows as consideration for the sale of an option to acquire 80% of Instacash. Warren Sheppard, our President, Chief Executive Officer and a director, is the sole owner of Five Arrows.

On February 28, 2014, the Company issued 40,000,000 shares to Five Arrows in consideration for the assignment of certain property for the Company’s alluvial mining operations in Papua, New Guinea. Warren Sheppard, our President, Chief Executive Officer and a director, is the sole owner of Five Arrows.

Vincent Appo, the Company’s mining manager is a director and a 10% shareholder of our Papua New Guinea subsidiary, Aqua Mining (PNG) Limited.

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Director Independence

We are not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that our director currently meets the definition of “independent” as promulgated by the rules and regulations of the NYSE Alternext US (formerly known as the American Stock Exchange).

The Board of Directors has not established an audit committee and does not have an audit committee financial expert.

Item 8. Legal Proceedings

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

Item 9. Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on the over the counter pink sheets under the trading symbol DLCR.PK. The following table shows the high and low bid quotations for our common shares on the pink sheets for periods indicated. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Fiscal Year 2015	High Bid	Low Bid
Second Quarter	$0.245	$0.0330
First Quarter	$0.41	$0.10

Fiscal Year 2014	High Bid	Low Bid
Fourth Quarter	$0.52	$0.30
Third Quarter	$0.4151	$0.2001
Second Quarter	$0.20	$0.20
First Quarter	$0.25	$0.25

Fiscal Year 2013	High Bid	Low Bid
Fourth Quarter	$0.97	$0.97
Third Quarter	$0.0035	$0.0035
Second Quarter	$0.0027	$0.0027
First Quarter	$0.0011	$0.0010

On June 5, 2015 the closing bid price of our common stock on the OTC pink sheets quotation system was $0.033 per share.

As of June 5, 2015, there were 202 holders of record of our common stock.

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Dividends

We have not declared or paid any cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. We expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will depend upon our future revenues, earnings and capital requirements and other factors the Board considers relevant.

Warrants or Options

The Company does not have any warrants outstanding and the Company has not yet adopted a stock option plan.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

Item 10. Recent Sales of Unregistered Securities

On May 1, 2011, the Company issued a convertible promissory note to Hoboken Street Associates, Inc. (“Hoboken”) in the principal amount of $32,000 for marketing services provided to the Company. Interest under the note accrues at 2% per annum and, at the option of the lender, outstanding principal and interest under the note is convertible into the common stock of the Company at a conversion price of $0.001 per share. The note is unsecured, payable upon demand and senior to all existing or future indebtedness. On July 3, 2013, Hoboken sold the note to Cavanagh Capital Corporation (“Cavanagh”). On October 22, 2013, the Company converted $564 of the note held by Cavanagh into 564,000 shares of common stock, on October 31, 2013, the Company converted $500 of the note held by Cavanagh into 500,000 shares of common stock, on November 11, 2013, the Company converted $600 of the note held by Cavanagh into 600,000 shares of common stock, on November 18, 2013, the Company converted $440 of the note held by Cavanagh into 400,000 shares of common stock and on March 25, 2014, the Company converted $670 of the note held by Cavanagh Capital into 670,000 shares of common stock.

During 2011, the Company issued 31,709,194 shares of common stock to various stockholders for cash of $2,894,897.

On January 2, 2012, the Company issued a convertible promissory note to Hoboken in the principal amount of $48,000 for marketing services provided to the Company. Interest under the note accrues at 2% per annum and, at the option of the lender, outstanding principal and interest under the note is convertible into the common stock of the Company at a conversion price of $0.001 per share. The note is unsecured, payable upon demand and senior to all existing or future indebtedness. On July 3, 2013, Hoboken sold the note to Regency Capital Corporation.

On January 3, 2013, the Company issued a convertible promissory note to Hoboken in the principal amount of $12,000 for marketing services provided to the Company. Interest under the note accrues at 2% per annum and, at the option of the lender, outstanding principal and interest under the note is convertible into the common stock of the Company at a conversion price of $0.001 per share. The note is unsecured, payable upon demand and senior to all existing or future indebtedness. On July 3, 2013, Hoboken sold the note to Larus Limited.

On October 23, 2013 the Company issued 10,000,000 shares to Five Arrows Ltd. as consideration for the sale of an option to acquire 80% of Instacash Pty Ltd.

32

On October 10, 2013, we issued a $500,000 promissory note to Instacash in connection with the acquisition of 80% of its common stock. The note was originally due and payable on February 28, 2014 and on February 26, 2014, the parties agreed to extend the maturity date to August 28, 2014. Interest on the note accrues at a rate per annum equal to the lowest rate imputed by the Internal Revenue Service, currently 4%. The note is unsecured and may be prepaid at any time without penalty.

On February 28, 2014, the Company issued 40,000,000 shares to Five Arrows Ltd. in consideration for the assignment to the Company of certain property for its alluvial mining operations in Papua, New Guinea.

On March 31, 2014, the Company issued a $157,500 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

On June 30, 2014, the Company issued a $110,741 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

On September 30, 2014, the Company issued a $98,575 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

On December 10, 2014, the company authorized the issuance of issued 3,001,702 shares of common stock to Warren Sheppard pursuant to his employment agreement as described above.

Each of the foregoing issuances was exempt from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(2).

Item 11. Description of Securities to be Registered

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Certificate of Designation which have been filed as exhibits to this Form 10.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $0.001, of which 59,397,485 shares are issued and outstanding as of February 10, 2015.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay defer or prevent a change in control of our company.

On August 23, 2013, FINRA confirmed the 1-225 reverse stock split authorized by the Board of Directors of David Loren Corporation. The record date of the split was August 19, 2013. Accordingly, for every 225 shares of the Company held by a stockholder on such date the stockholder then had 1 share of the Company.

33

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, par value $0.001, of which 10,000,000 shares are designated Series A preferred stock. The holders of each share of Series A Preferred Stock shall be entitled to be paid out of the available funds and assets of the Company, and prior and in preference to any payment or distribution of any available funds and assets on any shares of common stock, at a liquidation price of $3.00 per share of the Preferred Stock. The Preferred Stock shall be entitled to vote on all matters submitted to stockholders and shall be entitled to 20 votes for each share of Preferred Stock and shall vote together with the holders of the common stock and not as a separate class.  The Preferred Stock is convertible, at the holder’s option, for ten years from issuance at the rate of 10 shares of common stock for every share of Preferred Stock and for ten years from the date of issuance the Company may redeem the Preferred Stock, upon 5 days written notice to the holder, at a purchase price of $0.001 per share. As of January 31, 2015, there were 3,000,000 shares of Preferred Stock issued and outstanding, all which are held by More Superannuation Fund.

Warrants and Options

In August 2014, the Company issued five-year warrants to purchase 800,000 shares of the Company’s common stock at $0.25 per share in connection with the 2014 Note and Warrant Purchase Agreement.

Convertible Securities

The Company has outstanding three 2% promissory notes in the principal amount of $28,726, 12,000 and 48,000 convertible into shares of our common stock at a conversion price of $0.001 per share.

Item 12. Indemnification of Directors and Officers

Our Amended and Restated Articles of Incorporation (“Articles”) provide that our directors and officers be indemnified by us to the fullest extent authorized by the Nevada Revised Statutes, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf except for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii the payment of dividends in violation of Nevada law. Our Articles also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity. Our Articles provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our Articles or otherwise.

Our Bylaws provide that our directors and officers be indemnified by us to the fullest extent authorized by the Nevada Revised Statutes, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf except that there shall be no indemnification if a person is adjudged liable to the Company unless and to the extent that despite such adjudication, the court determines that such person is entitled to indemnity or determined by the majority of directors, independent legal counsel or the stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted by directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 13.  Financial Statements and Supplementary Data.

KIBUSH CAPITAL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2014 and 2013

35

Scrudato & Co., PA

CERTIFIED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Kibush Capital Corporation

We have audited the accompanying balance sheet of Kibush Capital Corporation as of September 30, 2014 and 2013 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kibush Capital Corporation at September 30, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Kibush Capital Corporation will continue as a going concern. As more fully described in Note 4, the Company had an accumulated deficit at September 30, 2014 and 2013, a net loss and net cash used in operating activities for the fiscal year then ended. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regards to these matters are also described in Note 4. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Scrudato & Co., PA

Scrudato & Co., PA

Califon, New Jersey
May 26, 2015

7 Valley View Drive Califon, New Jersey 07830 (908)534-0008

Registered Public Company Accounting Oversight Board Firm

F-1

KIBUSH CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,	September 30,
	2015	2014	2013
	(Unaudited)	(Audited)	(Audited)
ASSETS
Current assets:
Cash	2,471	110,152	1,035
Prepaid Expenses and other current assets	-	6,035	-

Total current assets	2,471	116,187	1,035

Property and equipment net	46,709	79,594	-
Investment in unconsolidated Joint Venture	40,000	40,000	-
Investment in Angel Jade	54,015	-	-
Other assets	-	499	-
Deposits paid	10,384	-	-
Total assets	153,580	236,280	1,035

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	0	2,957	-
Accrued expenses	422,258	354,685	3,426
Promissory note payable	108,757
Convertible notes payable, net of discounts of $80,434 and $3,099, respectively	184,166	108,292	88,901
Loan from related party, net of discounts of $259,937 and $0, respectively	512,723	446,799	-
Derivative liabilities	673,788	752,997	-
Deposits	125,800	80,000	-
Shares to be Issued – Five Arrows	36,378	-	-
Total current liabilities	2,063,868	1,745,730	93,327

Preferred stock, $0.001 par value; 50,000,000 shares authorized; Series A 3,000,000 shares issued and outstanding at September 30, 2014 and 2013 respectively.	3,000	3,000	3,000
Common Stock, $0.001 par value; 500,000,000 shares authorized at September 30, 2014 and 2013, respectively; 53,837485 and 562,485 shares issued and outstanding at September 30, 2014 and 2013 respectively	58,397	53,837	563
Additional paid-in capital	8,494,962	8,494,962	8,494,962
Accumulated deficit	(10,428,780)	(10,225,051)	(8,589,817)
Accumulated other comprehensive income	-	55,022	-
Total stockholders’ deficit, including non-controlling interest	(1,872,421)	(1,618,230)	(91,292)
Non-Controlling interest	(37,868)	108,780	-
Total Stockholders’ Deficit	(1,910,289)	(1,509,450)	(91,292)
Total liability and stockholders deficit	153,580	236,280	1,035

The accompanying notes are an integral part of these consolidated financial statements.

F-2

KIBUSH CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

	3 Months Ended March 31,	3 Months Ended March 31,	6 Months Ended March 31,	6 Months Ended March 31,	Year Ended September 30,	Year Ended September 30,
	2015	2014	2015	2014	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Net revenues	$-	$0	$-	$0	$0	$0
Cost of sales	-	-	-	-	-	-
Gross profit	-	0	0	0	0	0

Operating expenses:
Research and development	-	-	-	-	-	31408
General and administrative
General and administrative	102,925	191,331	215,538	321,239	818,588	93,822
Total operating expenses	102,925	191,331	215,538	321,239	818,588	125,230
Loss from operations	(102,925)	(191,331)	(215,538)	(321,239)	(818,588)	(125,230)

Other income (expense):
Interest income						137
Interest expense	(284,110)	(149)	(301,065)	(757)	(925,248)	(19,908)
Other income						93,143
Change in fair value of derivative liabilities	(380,274)		(380,274)		92,382
Total other expense, net	(664,384)	(149)	(681,339)	(757)	(832,866)	73,372
Net loss, including non-controlling interest	(767,309)	(191,480)	(896,877)	(321,996)	(1,651,454)	(51,858)
Less: Loss attributable to non-controlling interest	27,141		37,868		16,220
Loss before provision for income taxes	(740,168)	(191,480)	(859,009)	(321,996)	(1,635,234)	(51,858)
Provision for income taxes
Net loss	$(740,168)	$(191,480)	$(859,009)	$(321,996)	$(1,635,234)	$(51,858)

Basic and diluted loss per common share	$0.00	$0.00	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Weighted average common shares outstanding
basic and diluted	36,026,011	36,026,011	36,026,011	36,026,011	36,026,011	563,485

The accompanying notes are an integral part of these consolidated financial statements.

F-3

KIBUSH CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

for the period SEPTEMBER 30, 2012 through SEPTEMBER 30, 2014

	Common Stock		Preferred Stock		Paid In	Non Controlling	Accumulated	Accumulated Other Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Interest	Deficit	Income	Deficit

Balance at September 30, 2012	563,485	563	3,000,000	3,000	8,481,185	-	(8,537,959)	-	(53,211)

Discount on convertible promissory note					13,777				13,777

Net loss							(51,858)		(51,858)

Balance at September 30, 2013	563,485	563	3,000,000	3,000	8,494,962		(8,589,817)		(91,292)

Purchase of MOU for acquisition of Instacash Group @	10,000,000	10,000							10,000
0.001 per share of common stock
									3,274
Repayment of convertible loans @ 0.001 per share of	3,274,000	3,274
common stock

Assignment and bill of sale for Joint Venture Group @ 0.001 per share of common stock	40,000,000	40,000							40,000

Purchase of controlling interest in subsidiary						125,000			125,000

Foreign currency translation adjustment								55,022	55,022

Net loss						(16,220)	(1,635,234)		(1,651,454)

Balance at September 30, 2014	53,837,485	53,837	3,000,000	3,000	8,494,962	108,780	(10,225,051)	55,022	(1,509,450)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

KIBUSH CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	6 Months Ended March 31,	Year Ended September 30,
	2015	2014	2013
	(Unaudited)	(Audited)	(Audited)

Net loss	(869,736)	(1,651,454)	(51,858)

Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:

Depreciation and amortization	3,354	12,992	7,090
Amortization of debt discount	273,458	721,360	18,130
Interest expense related to fair value of derivative instruments granted	380,274	378,563	-
Change in fair value of derivative instruments		(92,382)	-
Stock based payments		10,000	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	6,035	(6,035)	-
Others asset	499	(499)	-
Investment in Angel Jade	(64,015)	-	-
Accounts payable	(2,957)	2,957	(5,410)
Accrued expenses	50,618	251,329	-
Accrued interest	34,571	99,930	3,426
Deposits	35,416	80,000	-
Net cash used in operating activities	(152,483)	(193,239)	(28,622)
Investing Activities:
Purchase of property and equipment	(78,476)	(92,586)	-
Net cash used in investing activities	(78,476)	(92,586)	-

Financing Activities:
Proceeds from issuance of convertible debt, net of debt discounts		-
Repayment of loan from related party		-	22,255
Proceeds from related party loans, net of debt discounts	123,278	339,920	-
Net cash provided by financing activities	123,278	339,920	22,255
Effective of exchange rates on cash		55,022	-
Net change in cash	(107,681)	54,095	(6,367)
Cash, beginning of period	110,152	1,035	7,402
Cash, end of period	2,471	110,152	1,035

Supplemental Cash Flow Information

	Year Ended Ended September 30,
	2014	2013

Cash paid during the year for interest	$-	$16,482
Cash paid during the year for taxes	$-

Fair value of common stock issued for memorandum of understanding for Instacash (Pty) Ltd	$10,000	$-
Fair value of common stock issued for assignment and bill of sale for Joint Venture	$40,000	$-

Conversion of convertible debt to common stock	$3,274	$-
Beneficial conversion features recorded as debt discount for non-related party of $80,434 and related party of $259,837	$340,271	$3,099
Fair value of derivative liabilities - conversion feature for non-related party of $92,252 and related party of $660,745	$752,997	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

KIBUSH CAPITAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED SEPTEMBER 30, 2014

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Kibush Capital Corporation (the “Company”) is a Nevada Corporation, incorporated January 5, 2005.

The Company was incorporated as Premier Platform Holding Company, Inc, a Nevada corporation. During 2005, the Company merged with Premier Platform Holdings Company, Inc a Colorado corporation. The merger was completed on August 18, 2006.

The Company then changed its name to Paolo Nevada Enterprises, Inc, on August 12, 2005. The Company again changed its name to David Loren Corporation on January 10, 2006 and finally Kibush Capital Corporation on August 19, 2013.

The Company is devoting substantially all of its efforts to the development of its business plans; to identify companies with proven products and services which provide opportunities that can be immediately sold into an existing market place. The Company will provide the management and financial expertise to support its acquired businesses.

On October 10, 2013, the Company acquired 48 shares of common stock in Instacash (Pty) Ltd ("Instacash") and 800 units in the Instacash Unit Trust, through signing a stock purchase agreement, for consideration of $500,000 paid through the issuance of a four month promissory note, giving the Company 80% control over the two entities.  The original payment date of four month promissory note was extended on February 26, 2014 for an additional six months until August 28, 2014.

The results of operations for the year ended September 30, 2014 and 2013 are not comparable due to the acquisition of 80% of Instacash on October 10, 2013. Instacash’s results of operations have been included in the Company’s consolidated financial results since the date of acquisition.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 141(R), Business Combinations, the Company has allocated the total purchase price to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values.

The purchase consideration has been allocated as follows:

Fair Value

Allocation:
Tangible assets acquired:
Cash-overdraft	(5,462)
Property and equipment, net	99,425
Other assets	7,066
Total assets acquired	101,029
Liabilities assumed:
Current liabilities
Total liabilities	346,980
Total liabilities assumed	346,980
Net Assets Acquired	(245,951)

F-6

The implied goodwill from this transaction is $870,951 based on the implied value of the transaction of $625,000 and net assets assumed. The Company issued a promissory note in the amount of $500,000 which is to mature on February 28, 2015 as purchase consideration and as this is a related party transaction and the payment is deferred, therefore goodwill may not arise. Thus, the excess of implied goodwill on this transaction amounting $370,951 has been recorded as amortization of debt discount in current year.

The fair values assigned to identifiable intangible assets acquired were based on estimates and assumptions determined by management.

For our investments in affiliated entities that are included in the consolidation, the excess cost over underlying fair value of net assets is referred to as goodwill and reported separately as “Goodwill” in our accompanying consolidated balance sheets. Goodwill may only arise where consideration has been paid.

As this note has not yet been paid, it is considered a deferred payment contract and Goodwill has not been recorded.

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The consolidated financial statements of the Company include the accounts of the Company, and all entities in which a direct or indirect controlling interest exists through voting rights or qualifying variable interests. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Change in Fiscal Year End

The Board of Directors of the Company approved on September 14, 2014, a change in the Company’s fiscal year end from December 31 to September 30 of each year.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As at September 30, 2014, the Company has an accumulated deficit of $10,332,404 and has not earned sufficient revenues to cover operating costs since inception and has a working capital deficit. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending September 30, 2015.

The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-7

Functional and Reporting Currency

The consolidated financial statements are presented in U.S. Dollars. The Company’s functional currency is the U.S. Dollar. The functional currency of Instacash is the Australian dollar. Assets and liabilities are translated using the exchange rate on the respective balance sheet dates. Items in the income statement and cash flow statement are translated into U.S. Dollars using the average rates of exchange for the periods involved. The resulting translation adjustments are recorded as a separate component of other comprehensive income/(loss) within stockholders’ equity.

The functional currency of foreign entities is generally the local currency unless the primary economic environment requires the use of another currency. Gains or losses arising from the translation or settlement of foreign-currency-denominated monetary assets and liabilities into the functional currency are recognized in the income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income/(loss) within stockholders’ equity.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies are set out below, these policies have been consistently applied to the period presented, unless otherwise stated:

Cash

The Company maintains its cash balances in interest and non-interest bearing accounts which do not exceed Federal Deposit Insurance Corporation limits.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Kibush Capital and Instacash. All intercompany accounts and transactions have been eliminated.

Other Comprehensive Income and Foreign Currency Translation

FASB ASC 220-10-05, Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distribution to owners.

The accompanying consolidated financial statements are presented in United States dollars.

Reclassifications

Reclassifications have been made to prior year consolidated financial statements in order to conform the presentation to the statements as of and for the period ended September 30, 2014.

On June 10, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-10, Development Stage Entities (Topic 915) – Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which eliminates the concept of a development stage entity (DSE) in its entirety from current accounting guidance. The Company has elected early adoption of this new standard.

F-8

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, recoverability of long-lived assets, valuation and useful lives of intangible assets, valuation of derivative liabilities, and valuation of common stock, options, warrants and deferred tax assets. Actual results could differ from those estimates.

Non-Controlling Interests

Investments in associated companies over which the Company has the ability to exercise significant influence are accounted for under the consolidation method, after appropriate adjustments for intercompany profits and dividends.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations." It requires an acquirer to recognize, at the acquisition date, the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their full fair values as of that date. In a business combination achieved in stages (step acquisitions), the acquirer will be required to re-measure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. The acquisition-related transaction and restructuring costs will no longer be included as part of the capitalized cost of the acquired entity but will be required to be accounted for separately in accordance with applicable generally accepted accounting principles. U.S. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

A non-controlling interest in a subsidiary is an ownership interest in a consolidated entity that is reported as equity in the consolidated financial statements and separate from the Company’s equity. In addition, net income/(loss) attributable to non-controlling interests is reported separately from net income attributable to the Company in the consolidated financial statements. The Company’s consolidated statements present the full amount of assets, liabilities, income and expenses of all of our consolidated subsidiaries, with a partially offsetting amount shown in non-controlling interests for the portion of these assets and liabilities that are not controlled by us.

For our investments in affiliated entities that are included in the consolidation, the excess cost over underlying fair value of net assets is referred to as goodwill and reported separately as “Goodwill” in our accompanying consolidated balance sheets. Goodwill may only arise where consideration has been paid.

The Company acquired 48 shares of common stock in Instacash (Pty) Ltd ("Instacash") and 800 units in the Instacash Unit Trust, through signing a stock purchase agreement, for consideration of $500,000 paid through the issuance of a four month promissory note, giving the Company 80% control over the two entities.  The original payment date of four month promissory note was extended on February 26, 2014 for an additional six months until August 28, 2014.

As this note has not yet been paid, it is considered a deferred payment contract and Goodwill has not been recorded.

The Company has accounted for the 80 percent acquisition of the Instacash Group as a business combination and allocated the purchase price to the estimated fair values of assets acquired and liabilities assumed (translated using the foreign currency exchange rates on the date of acquisition).

F-9

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Plant equipment	2 to 15 years
Computer and software	1 to 2 years
Office equipment	3 to 10 years
Building improvements	20 years

Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in the consolidated statement of operations.

Impairment of Long-Lived Assets

In accordance with FASB ASC 360-10-5, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that such carrying values may not be recoverable. The Company uses its best judgment based on the current facts and circumstances relating to its business when determining whether any significant impairment factors exist. The Company considers the following factors or conditions, among others, that could indicate the need for an impairment review:

•	Significant under performance relative to expected historical or projected future operating results;

•	Significant changes in its strategic business objectives and utilization of the assets;

•	Significant negative industry or economic trends, including legal factors;

If the Company determines that the carrying values of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company’s management performs an undiscounted cash flow analysis to determine if impairment exists. If impairment exists, the Company measures the impairment based on the difference between the asset’s carrying amount and its fair value, and the impairment is charged to operations in the period in which the long-lived asset impairment is determined by management.

The carrying value of the Company’s investment in Joint Venture contract with leaseholders of certain Mining Leases in Papua New Guinea represents its ownership, accounted for under the equity method. The ownership interest is not adjusted to fair value on a recurring basis. Each reporting period the Company assesses the fair value of the Company’s ownership interest in Joint Venture in accordance with FASB ASC 325-20-35. Each year the Company conducts an impairment analysis in accordance with the provisions within FASB ASC 320-10-35 paragraphs 25 through 32.

F-10

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts payable and accrued expenses approximate their estimated fair values due to the short-term maturities of those financial instruments. The Company believes the carrying amount of its notes payable approximates its fair value based on rates and other terms currently available to the Company for similar debt instruments

Beneficial Conversion Features of Debentures

In accordance with FASB ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, we recognize the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of debentures and related accruing interest is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Derivative Financial Instruments

We apply the provisions of FASB ASC 815-10, Derivatives and Hedging (“ASC 815-10”). Derivatives within the scope of ASC 815-10 must be recorded on the balance sheet at fair value. During the year ended September 30, 2014, the Company issued convertible debt and recorded derivative liabilities related to a reset provision associated with the embedded conversion feature of the convertible debt. The Company computed the fair value of these derivative liabilities on the grant date and various measurement dates using the Black-Scholes pricing model. Due to the reset provisions within the embedded conversion feature, the Company determined that the Black-Scholes pricing model was the most appropriate for valuing these instruments.

In applying the Black-Scholes valuation model, the Company used the following assumptions during the year ended September 30, 2014:

For the year ended
September 30, 2014

Annual dividend yield	–
Expected life (years)	0.50 – 1.00
Risk-free interest rate	0.03% – 0.13%
Expected volatility	210.12% – 400.48%

The inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

The Company determines the fair value of its derivative instruments using a three-level hierarchy for fair value measurements which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

F-11

Level 1 — Valuation based on unadjusted quoted market prices in active markets for identical securities. Currently, the Company does not have any items as Level 1.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. Currently, the Company does not have any items classified as Level 2.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment. The Company used the Black-Scholes option pricing models to determine the fair value of the instruments.

The following table presents the Company’s embedded conversion features of its convertible debt measured at fair value on a recurring basis as of September 30, 2014:

	Carrying Value at
	September 30, 2014	September 30, 2013
Derivative liabilities:
Embedded conversion features - notes	$752,997	$-
Total derivative liability	$752,997	$-

	For the year ended
	September 30, 2014	September 30, 2013

Change in fair value included in other income (expense), net	$(92,382)	$-

The following table provides a reconciliation of the beginning and ending balances for the Company’s derivative liabilities measured at fair value using Level 3 inputs:

	For the year ended
	September 30,
	2014	2013
Embedded Conversion Features - Notes:
Balance at beginning of year	$-	$-
Change in derivative liabilities	845,379	-
Net change in fair value included in net loss	(92,382)	-
Ending balance	$752,997	$-

F-12

The Company re-measures the fair values of all of its derivative liabilities as of each period end and records the net aggregate gain/loss due to the change in the fair value of the derivative liabilities as a component of other expense, net in the accompanying consolidated statement of operations. During the years ended September 30, 2014 and 2013, the Company recorded a net increase (decrease) to the fair value of derivative liabilities balance of $(92,382) and $0, respectively.

Loss per Share

The Company applies FASB ASC 260, "Earnings per Share." Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods for which no common share equivalents are included because their effect would be anti-dilutive.

Income Taxes

Income taxes are accounted for in accordance with ASC Topic 740, “Income Taxes.” Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Valuation allowances for deferred tax assets are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are accounted for under the equity method of accounting.

In determining whether or not we must consolidate joint ventures where we are the managing member of the joint venture, we assess whether the other partners have specific rights to overcome the presumption of control by us as the manager of the joint venture. In most cases, the presumption is overcome because the joint venture agreements require that both partners agree on establishing the significant operating and capital decisions of the partnership, including budgets, in the ordinary course of business. The evaluation of whether or not we control a venture can require significant judgment. In accordance with ASC 323-10, “Investments - Equity Method and Joint Ventures - Overall”, we assess our investments in unconsolidated joint ventures for recoverability, and if it is determined that a loss in value of the investment below its carrying amount is other than temporary, we write down the investment to its fair value. We evaluate our equity investments for impairment based on the joint venture’s projected cash flows. This process requires significant management judgment and estimates. There were no write-downs during the year ended September 20, 2014.

Research and Development

Research and development costs are recognized as an expense in the period in which they are incurred. The Company incurred research and development costs expensed for the year ended September 30, 2014 and 2013 of $0 and $31,408, respectively. Research and development costs included market research for the supply and distribution of Australian Single Malt Whiskey in the United States, research into South Africa diamond tailing dumps and research into alluvial gold mining operations in Papua New Guinea.

F-13

Recent Accounting Pronouncements

New accounting standards

Development State Entities. In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2014-10 – Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation ("ASU 2014-10"). The amendments in this update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. For other entities, the amendments are effective for annual reporting periods beginning after December 15, 2014, and interim reporting periods beginning after December 15, 2015.

Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915.

The Company has early adopted ASU 2014-10 commencing with its financial statements for the year ended September 30, 2014 and subsequent periods.

Accounting standards to be adopted in future periods

In May 2014, the Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (ASU) which provides guidance for accounting for revenue from contracts with customers. The core principle of this ASU is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services.

To achieve that core principle, an entity would be required to apply the following five steps: 1) identify the contract(s) with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations in the contract; and 5) recognize revenue when (or as) the entity satisfies a performance obligation. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted.

Entities will have the option to apply the final standard retrospectively or use a modified retrospective method, recognizing the cumulative effect of the ASU in retained earnings at the date of initial application. An entity will not restate prior periods if it uses the modified retrospective method, but will be required to disclose the amount by which each financial statement line item is affected in the current reporting period by the application of the ASU as compared to the guidance in effect prior to the change, as well as reasons for significant changes. The Company will adopt the updated standard in the first quarter of 2017. The Company is currently evaluating the impact that implementing this ASU will have on its financial statements and disclosures, as well as whether it will use the retrospective or modified retrospective method of adoption.

Company management do not believe that the adoption of recently issued accounting pronouncements will have a significant impact on the Company's financial position, results of operations, or cash flows.

F-14

NOTE 3 – INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

The Company owns interests in the following entities which are accounted for under the equity method at September 30, 2014 (in U.S. Dollars):

	Investment	Ownership %

Papua New Guinea Alluvial Gold Mining Venture	8,000	70%

NOTE 4 – PROPERTY AND EQUIPMENT

	September 30, 2014	September 30, 2013

Building and Improvements	$70,665	$-
Plant Equipment	19,133	-
Computer Equipment	6,274	3,990
Office equipment	504	-
	96,576	3,990
Less accumulated depreciation	(16,982)	(3,990)
	$79,594	$-

Depreciation expense was approximately $12,992 and $3,990 for the years ended September 30, 2014 and 2013 respectively.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

	September 30, 2014
	Note Face Amount	Debt Discount	Net Amount of Note

2011 Note	$28,726	$-	$28,726
2012 Note	48,000	-	48,000
2013 Note	12,000	-	12,000
2014 Note	100,000	(80,434)	19,566
Total	$188,726	$(80,434)	$108,292

F-15

	September 30, 2013
	Note Face Amount	Debt Discount	Net Amount of Note

2011 Note	$32,000	$-	$32,000
2012 Note	48,000	-	48,000
2013 Note	12,000	(3,099)	8,901
Total	$92,000	$(3,099)	$88,901

2011 Note

On May 1, 2011, the Company issued a 2.00% Convertible Note due April 30, 2012 with a principal amount of $32,000 (the "2011 Note") for cash. Interest on the 2011 Note is accrued annually effective from May 1, 2011 forward. The 2011 Note is unsecured and repayable on demand. The 2011 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of September 30, 2014 and September 30, 2013 is $28,726 and $32,000 respectively. As of September 30, 2014 and September 30, 2013, the note has been discounted by $0.

2012 Note

On January 2, 2012, the Company issued a 2.00% Convertible Note due January 1, 2013 with a principal amount of $48,000 (the "2012 Note") for cash. Interest on the 2012 Note is accrued annually effective from January 2, 2012 forward. The 2012 Note is unsecured and repayable on demand. The 2012 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of September 30, 2014 and September 30, 2013 is $48,000 and $48,000 respectively. As of September 30, 2014 and September 30, 2013, the note has been discounted by $0.

2013 Note

On January 3, 2013, the Company issued a 2.00% Convertible Note due January 2, 2014 with a principal amount of $12,000 (the "2013 Note") for cash. Interest on the 2013 Note is accrued annually effective from January 3, 2013 forward. The 2013 Note is unsecured and repayable on demand. The 2013 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

F-16

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of September 30, 2014 and September 30, 2013 is $12,000 and $12,000, respectively. As of September 30, 2014 and September 30, 2013 the note has been discounted by $0 and $3,099, respectively.

2014 Note

On August 25, 2014, the Company issued two 12.00% Convertible Promissory Note due February 25, 2015 with a principal amount of $50,000 each (the "2014 Note") for cash. Interest on the 2014 Note is accrued annually effective from August 25, 2014 forward. The 2014 Note is unsecured.

The notes are convertible at a conversion price the lesser of (a) $0.25 per share, or (b) the price per share as reported on the Over-the-Counter Bulletin Board on the conversion date. The Note Holders also received Warrants to purchase an aggregate of 800,000 shares of our common stock at an initial exercise price of $0.25 per share. Each of the Warrants has a term of five (5) years.

The embedded conversion feature of the 2014 Notes and Warrants were recorded as derivative liabilities in accordance with relevant accounting guidance due to the variable conversion price of the 2014 Notes. The fair value on the grant date of the embedded conversion feature of the convertible debt was $145,362 as computed using the Black-Scholes option pricing model.

The Company established a debt discount of $100,000, representing the value of the embedded conversion feature inherent in the convertible debt and warrant, as limited to the face amount of the debt. The debt discount is being amortized over the life of the debt using the straight-line method over the terms of the debt, which approximates the effective-interest method. For the year ended September 30, 2014, the Company recorded amortization of the debt discount of $19,566. The balance of the debt discount was $80,434 at September 30, 2014.

NOTE 6 – LOAN FROM RELATED PARTY

	September 30, 2014	September 30, 2013

Loan from related party - unsecured loan	$339,920	$-
Convertible loans	366,816	-
Loan from related party	$706,736	$-

The Loan from related party - unsecured comprise of a five year loan agreement dated July 15, 2011 for $150,000 AUD loan from Hancore Pty LTD, and a $230,000 AUD loan dated September 30, 2014 from Warren Sheppard (President). The Hancore loan is unsecured and has a 20 percent per annum interest rate. The (President) note is unsecured and is interest free. Both the Hancore and President notes were issued in Australian dollars and were converted into U.S. dollars for reporting purposes.

F-17

Convertible Notes Issued to the President and Director of Kibush Capital Corporation:

	September 30, 2014
	Note face amount	Debt Discount	Net amount of note

Loan from related party	$366,816	$(259,937)	$106,879

Total	$366,816	$(259,937)	$106,879

On March 31, 2014, the Company issued a 12.50% Convertible Promissory Note due March 31, 2015 with a principal amount of $157,500 (the "March 2014 Note") for cash. Interest on the March 2014 Note is accrued annually effective from March 31, 2014 forward. The March 2014 Note is unsecured. The note is convertible into common stock at a price of 50 percent of the average closing bid price, determined on the then current trading market for the ten business days prior to the conversion date.

The embedded conversion feature of the March 2014 Notes was recorded as derivative liabilities in accordance with relevant accounting guidance due to the variable conversion price of the March 2014 Notes The fair value on the grant date of the embedded conversion feature of the convertible debt was $305,039 as computed using the Black-Scholes option pricing model.

The Company established a debt discount of $157,500, representing the value of the embedded conversion feature inherent in the convertible debt, as limited to the face amount of the debt. The debt discount is being amortized over the life of the debt using the straight-line method over the terms of the debt, which approximates the effective-interest method. For the year ended September 30, 2014, the Company recorded amortization of the debt discount of $78,966. The balance of the debt discount was $78,534 at September 30, 2014.

On June 30, 2014, the Company issued a 12.50% Convertible Promissory Note due June 30, 2015 with a principal amount of $110,741 (the "June 2014 Note") for cash. Interest on the June 2014 Note is accrued annually effective from June 30, 2014 forward. The June 2014 Note is unsecured. The note is convertible into common stock at a price of 50 percent of the average closing bid price, determined on the then current trading market for the ten business days prior to the conversion date.

The embedded conversion feature of the June 2014 Note was recorded as derivative liabilities in accordance with relevant accounting guidance due to the variable conversion price of the June 2014 Note. The fair value on the grant date of the embedded conversion feature of the convertible debt was $213,207 as computed using the Black-Scholes option pricing model.

The Company established a debt discount of $110,741 representing the value of the embedded conversion feature inherent in the convertible debt, as limited to the face amount of the debt. The debt discount is being amortized over the life of the debt using the straight-line method over the terms of the debt, which approximates the effective-interest method. For the year ended September 30, 2014, the Company recorded amortization of the debt discount of $27,913. The balance of the debt discount was $82,828 at September 30, 2014.

On September 30, 2014, the Company issued a 12.50% Convertible Promissory Note due September 30, 2015 with a principal amount of $98,575 (the "September 2014 Note") for cash. Interest on the September 2014 Note is accrued annually effective from September 30, 2014 forward. The September 2014 Note is unsecured. The note is convertible into common stock at a price of 50 percent of the average closing bid price, determined on the then current trading market for the ten business days prior to the conversion date.

F-18

The embedded conversion feature of the September 2014 Notes was recorded as derivative liabilities in accordance with relevant accounting guidance due to the variable conversion price of the September 2014 Note. The fair value on the grant date of the embedded conversion feature of the convertible debt was $181,771 as computed using the Black-Scholes option pricing model.

The Company established a debt discount of $98,575 representing the value of the embedded conversion feature inherent in the convertible debt, as limited to the face amount of the debt. The debt discount is being amortized over the life of the debt using the straight-line method over the terms of the debt, which approximates the effective-interest method. For the year ended September 30, 2014, the Company recorded amortization of the debt discount of $0. The balance of the debt discount was $98,575 at September 30, 2014.

As of September 30, 2014 and 2013,cumulative interest of $96,579 and $0 respectively, has been accrued on these notes.

NOTE 7 – STOCKHOLDER’S DEFICIT

Common Stock

On August 22, 2013, the Company's Board authorized a 225:1 reverse stock split. All share and per share data in the accompanying financial statements and footnotes has been adjusted retrospectively for the effects of the stock split.

On October 12, 2013, the Company issued by directors resolution, 10,000,000 shares of newly issued common stock for the purchase of a Memorandum of Understanding (dated September 2, 2013) from a related company (Five Arrows Limited); which gave Kibush Capital Corporation the right to acquire 80% ownership in Instacash Pty Ltd, an Australian Currency Services provider, and corporate trustee of the Instacash Trust. As this transaction was with a related party, the value was recorded at the par value of the stock i.e. $0.001 per share of common stock.

Between October 23, 2013 and September 30, 2014, the Company issued a total of 3,274,000 shares of common stock upon the requests from convertible note holders to convert principal totaling $3,274 into the Company’s common stock based on the terms set forth in the loans. The conversion rate was $0.001.

On February 28, 2014, the Company issued by directors resolution, 40,000,000 shares of newly issued common stock to conclude a Assignment and Bill of Sale (dated February 14, 2014) from a related company (Five Arrows Limited); which gave Kibush Capital Corporation the right to enter into a Joint Venture contract with the leaseholders of certain Mining Leases in Papua New Guinea. As this transaction was with a related party, the value was recorded at par value of the stock i.e. $0.001 per share of common stock.

Preferred Stock

Preferred stock includes 50,000,000 shares authorized at $0.001 par value, of which 10,000,000 have been designated Series A. 3,000,000 Series A are issued and outstanding.

F-19

NOTE 8 – INCOME TAXES

The provision/(benefit) for income taxes for the year ended September 30, 2014 and 2013 was as follows (assuming a 15% effective tax rate):

	September 30,
	2014	2013

Current Tax Provision
Federal-
Taxable income	$-	$-
Total current tax provision	-	-
	$-	$-
Deferred Tax Provision
Federal-
Loss carry forwards	$263,821	$16,275
Change in valuation allowance	(263,821)	(16,275)
Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of September 30, 2014 and September 30, 2013 as follows:

	September 30,
	2014	2013

Loss carry forwards	$1,560,122	$1,296,301
Less - Valuation allowance	(1,560,122)	(1,296,301)
	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for period ended September 30, 2014 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of September 30, 2014, the Company had approximately $10,332,404 in tax loss carryforwards that can be utilized future periods to reduce taxable income, and the carryforward incurred for the year ended September 30, 2014 will expire by the year 2034.

F-20

The Company did not identify any material uncertain tax positions. The Company did not recognize any interest or penalties for unrecognized tax benefits.

The federal income tax returns of the Corporation are subject to examination by the IRS, generally for three years after they are filed.

NOTE 9 – RELATED PARTY TRANSACTIONS

Details of transactions between the Corporation and related parties are disclosed below.

The following entities have been identified as related parties:

Warren Sheppard - President and Director

Javathyme, Inc - Wholly owned subsidiary

Instacash (Pty) Ltd and Instacash Trust - 80 percent owned subsidiary

Five Arrows Limited - Common director

New World Distilleries - Common director

The following transactions were carried out with related parties:

	September 30, 2014	September 30, 2013

Loan from related party - unsecured loan (a)	$339,920	$-
Convertible loans (b)	366,816	-
Loan from related party	$706,736	$-

_____________

(a) From time to time, the president and stockholder of the Company provides advances to the Company for its working capital purposes. These advances bear no interest and are due on demand.

(b) See Note 6 for details of Convertible notes.

NOTE 10 – BUSINESS COMBINATIONS

Set out below are the controlled and non-controlled members of the group as of September 30, 2014 and 2013 which, in the opinion of the directors, are material to the group. The subsidiaries as listed below have share capital consisting solely of ordinary shares, which are held directly by the Company; the country of incorporation is also their principal place of business.

F-21

Name of Entity	Country of Incorporation	Acquisition Date	Voting Equity Interests	Nature of Relationship
Javathyme, Inc	U.S.A.	31-Jan-12	100%	Note 1
Instacash Pty Ltd and Instacash Trust	Australian	10-Oct-13	80%	Note 2
Papua New Guinea Alluvial Gold Mining Venture	Papua New Guinea	28-Feb-14	70%	Note 3

_______________

Note 1: Javathyme, Inc was incorporated by Kibush Capital Corporation on January 31, 2005 and traded in coffee and spices. The Company ceased trading on March 31, 2013 and was subsequently dissolved on September 27, 2013.

Note 2: The Instacash Group consists of The Instacash Trust (an Australian Unit Trust) and Instacash (Pty) Ltd (the Australian Corporate Trustee Company). Instacash Trust operates as an Australian currency service provider, trading through its Corporate Trustee Company, Instacash (Pty) Ltd.

On October 12, 2013, the Company issued by directors resolution, 10,000,000 shares of newly issued common stock for the purchase of a Memorandum of Understanding ("MOU"), dated September 2, 2013 from a related company; which gave Kibush Capital Corporation the right to acquire 80% ownership in Instacash Pty Ltd, an Australian Currency Services provider. The fair value of the consideration paid for this acquisition was at the par value of common stock.

On October 10, 2013, the Company acquired 48 newly issued shares of common stock in Instacash (Pty) Ltd and 800 units in the Instacash Unit Trust, through signing a stock purchase agreement, for consideration of $500,000 paid through the issuance of a four month promissory note, giving the Company 80% control over the two entities.

On February 14, 2014, the Company entered into an Assignment and Bill of Sale with Five Arrows Limited (“Five Arrows”) pursuant to which Five Arrows agreed to assign to the Company all of its right, title and interest in two 50 ton per hour trammels, one 35 ton excavator, a warehouse/office, a concrete processing apron feeding to the operations area in the warehouse and four 35 ton per hour particle concentrators for use in our alluvial mining operations. In consideration, the Company issued 40,000,000 shares of its common stock to Five Arrows. On February 28, 2014, the Company entered into a joint venture agreement with the holders of alluvial gold mining leases (“Leaseholders”) of Mining Leases covering approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for alluvial gold mining operations (“Joint Venture Agreement”). The Joint Venture Agreement entitles the leaseholders to 30% and the Company to 70% of net profits from the joint venture. The Company will manage and carry out the operations at the site, including entering into contracts with third parties and subcontractors (giving priority to the Leaseholders and their relatives and the local community for employment opportunities and spin-off business) at its cost, and all assets, including equipment and structures built on the site, will be the property of the Company. The Leaseholders and the Company will each contribute 1% from their share of net profits to a trust account for landowner and government requirements.

As this transaction was with a related party, the fair value of the consideration paid for this acquisition was limited to $40,000, based on the par value of the common stock price.

This joint venture is not consolidated since the Company does not control, through voting rights or other means, the joint venture. See Note 2 regarding the Company's policy on consolidation.

NOTE 11 – STOCK WARRANTS

In August 2014, the Company issued five-year warrants to purchase 800,000 shares of the Company’s common stock at $0.25 per share in connection with the 2014 Note and Warrant Purchase Agreement

F-22

NOTE 12 – SUBSEQUENT EVENTS

On September 30, 2014 the Company received a debt conversion notice to convert $560 of principal of the 2011 convertible promissory note (see Note 5). The debenture is convertible into 560,000 shares of common stock, at a conversion rate of .001.

On March 22, 2015 Kibush increased its ownership in Aqua Mining PNG Limited from 49% to 90%, and it has rolled the Koranga Joint Venture into Aqua Mining

On March 16, 2015 Kibush took up the option to increase the shareholding in subsidiary Angel Jade from 51% to 70%. The original 51% was taken up via a purchase of shares October 9, 2014.

Kibush disposed of its shareholding/units in Instacash as of February 27, 2015.

F-23

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The Company has changed it principal accountant from Anton & Chia, LLP to Scrudato & Co., PA.  The change was recommended and approved by the Company’s Board.  Anton & Chia did not have an adverse opinion or any disagreements with the Company.  Moreover, the Company has not previously expressed reliance on Anton & Chia in is prior financial reports (other than a previous Form 10 which was withdrawn).

Item 15. Financial Statements and Exhibits

(a) Financial Statements

Annual financial statements for the fiscal year ended September 30, 2014 (Audited) and unaudited statements for interim periods ending March 31, 2015.

•	Balance Sheets as of March 31, 2015, September 30, 2014 and September 30, 2013.
•	Consolidated Statement of Operations for the years ended September 30, 2014 and September 30, 2013.
•	Consolidated Statements of Operation for the three months and six months ended March 31, 2015 and March 31, 2014.
•	Consolidated Statement of Stockholders’ Deficit for the years ended September 30, 2012 through September 30, 2014.
•	Consolidated Statement of Cash Flows for the years ended September 30, 2014 and September 30, 2013, and for the six months ended March 31, 2015.
•	Notes to Financial Statements

(b) The exhibits listed below are filed as part of this Form 10.

Exhibit	Description

2.1	Merger Agreement, dated January 5, 2005, between Premier Platform Holding Company, Inc. and the Company
3.1	Amended and Restated Articles of Incorporation dated July 7, 2010
3.2	By-laws
4.1	Certificate of Designation, dated April 19, 2011.
10.1	Stock Purchase Agreement dated June 20, 2013 by and among the Company, More Superannuation Fund and Beachwood Capital, LLC
10.2	$32,000 Promissory Note issued to Hoboken Street Associates, dated May 1, 2011
10.3	$48,000 Promissory Note issued to Hoboken Street Associates, dated January 2, 2012
10.4	$12,000 Promissory Note issued to Hoboken Street Associates, dated January 3, 2013
10.5	Assignment and Bill of Sale between the Company and Five Arrows Limited
10.6	Deed of Trust between Instacash Pty Ltd and the subscribers named therein
10.7	Joint Venture Agreement, dated February 28, 2014 between the Company and the leaseholders named therein
10.8	Employment Agreement, dated October 1, 2013 between the Company and Warren Sheppard
10.9	$500,000 Promissory Note issued to Instacash
10.10	Promissory Note Extension between the Company and Instacash dated February 25, 2014
10.11	Securities Purchase Agreement divesting Company of Instacash subsidiary and associated $500,000 Note
10.12	Angel Jade Stock Purchase Agreement dated December 10, 2014
10.13	Koranga Joint Venture Agreement
21	List of Subsidiaries
99	Proforma financial statements

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KIBUSH CAPITAL CORPORATION

Dated: June 9, 2015	By:	/s/ Warren Sheppard
Name: Warren Sheppard
Title: Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Warren Sheppard	Chief Executive Officer and Director	June 9, 2015
Warren Sheppard	(Principal Executive, Financial, and Accounting Officer)

37